Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

City Office REIT, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other(2)	2,000,000	$4.8725	$9,745,000.00	0.00015310	$1,491.96

Total Offering Amounts					$9,745,000.00		$1,491.96

Total Fee Offsets							—

Net Fee Due							$1,491.96

(1)

This Registration Statement registers the issuance of an aggregate of 2,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of City Office REIT, Inc. (the “Registrant”) approved for issuance under the Registrant’s Equity Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. Based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 14, 2025. Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Plan.